Exhibit 23.1.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-215031) of Athene Holding Ltd. of our report dated March 16, 2017, except for the effects of the revision discussed in Note 1 to the consolidated financial statements, as to which the date is June 13, 2017, relating to the financial statements and financial statement schedules, which appears in this Current Report on Form 8-K of Athene Holding Ltd.

/s/ PricewaterhouseCoopers LLP
Des Moines, Iowa
June 13, 2017